News Release

FOR IMMEDIATE RELEASE
Contact:  Kathleen A. Granko
Phone: 570.200.1304
Fax: 570.829.4568
E-mail:  kgranko@pennmillers.com

PENN MILLERS HOLDING CORPORATION
APPOINTS KEITH A. FRY SENIOR VICE PRESIDENT

February 9, 2010-- Penn Millers Holding Corporation has announced that Keith A. Fry has been appointed Senior Vice President, Commercial Business.

Fry has over 30 years of insurance industry experience and previously served as President and CEO of Great Lakes Casualty Insurance.  He was employed for twenty years at Harleysville Insurance, and served as Senior Vice President – Subsidiary Operations from 2002-2004 and served as President and Chief Operating Officer for Harleysville Lake States Insurance from 1997-2002.

Fry will oversee Penn Millers’ Commercial Business segment and lead key strategic initiatives to increase Commercial Business market share including the targeted geographic expansion of the Company’s new PennEdge® middle- market product and growing the Company’s independent agency force.

“Keith is a great addition to Penn Millers’ team. He has a wealth of experience in leading growing and profitable insurance operations and is well-suited to drive the expansion of PennEdge® into states where we currently insure Agribusiness operations,” said Douglas A. Gaudet, Penn Millers’ President and CEO.

Mr. Fry graduated magna cum laude from the University of Maryland, and is a Chartered Property and Casualty Underwriter.

Some of the statements contained in this press release are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. In some cases, you can identify forward-looking statements by terminology such as “may,” “will,” “should,” “expect,” “plan,” “intend,” “anticipate,” “believe,” “estimate,” “predict,” “potential” or “continue,” the negative of these terms or other terminology. Forward-looking statements are based on the opinions and estimates of management at the time the statements are made and are subject to certain risks and uncertainties that could cause actual results to differ materially from those anticipated in the forward-looking statements. Factors that could affect the company’s actual results include, among others, the fact that our loss reserves are based on estimates and may be inadequate to cover our actual losses; the uncertain effects of emerging claim and coverage issues on our business; the geographic concentration of our business; an inability to obtain or collect on our reinsurance protection; a downgrade in the A.M. Best rating of our insurance subsidiaries; the impact of extensive regulation of the insurance industry and legislative and regulatory changes, a failure to realize our investment objectives; the effects of intense competition; and a failure of independent insurance brokers to adequately market our products. More information about these and other factors that potentially could affect our financial results is included in our Form S-1 Registration Statement, filed with the SEC and in our other public filings with the SEC. Readers are cautioned not to place undue reliance upon these forward-looking statements, which speak only as of the date of this release. The company undertakes no obligation to update any forward-looking statements.

Penn Millers Insurance Company, a wholly-owned insurance company subsidiary of Penn Millers Holding Corporation (NASDAQ:PMIC), provides Agribusiness insurance in 33 states and Commercial Lines insurance in 8 states. Incorporated in 1887, Penn Millers Insurance Company is rated "A-" (Excellent) by A.M. Best Company, Inc. For additional information, visit us on the web at www.pennmillers.com.

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